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                                                                      EXHIBIT 21


SUBSIDIARIES OF THE REGISTRANT


CSI was organized in the State of Georgia and is doing business in various states under the name of CSI Brokerage Services, Inc.

CSMR was organized in the State of Florida and is doing business in various states under the name of CSMRI.




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